Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports First Quarter Earnings for 2019

Conference Call and Webcast Scheduled for Tuesday, April 23, 2019 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

•	Net income was $10.4 million, or $0.51 diluted earnings per share
•	Total deposits increased by $40.3 million, or 7.5% annualized growth, from the end of the prior quarter
•	Sold approximately $129.8 million of mortgage loans for a net gain on sale of $1.9 million
•	Loan recoveries (net) were $109,000 compared to net charge-offs of $490,000 in the fourth quarter of 2018

Los Angeles, CA, April 22, 2019 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended March 31, 2019.

The Company reported net income of $10.4 million, or $0.51 diluted earnings per share, for the three months ended March 31, 2019, compared to net income of $9.5 million, or $0.48 diluted earnings per share, and $8.8 million, or $0.52 diluted earnings per share, for the three months ended December 31, 2018 and March 31, 2018, respectively.

“We are pleased with our operating performance for the first quarter,” said Mr. Alan Thian, Chairman, President and CEO. “We delivered another solid quarter of net income, driven by an increase in average loan balances, stable fee income and strong credit quality. We continued to execute on our plan to reduce the size of our loans held for sale, as we sold $129.8 million during the first quarter and plan to sell approximately $150 million per quarter going forward.”

“We are making progress with our integration of First American International Corp., introducing many of our business deposit products to their branch network, with commercial lending to follow. We are also on schedule for additional systems conversion, which we anticipate will generate incremental savings. In addition, we have been successful in selling some of First American’s FNMA loan portfolio as part of our balance sheet management strategy.”

“We see 2019 as a rebalancing year, as we remain focused on reducing the size of our portfolio of loans held for sale, which will likely offset the growth in our loans held for investment. We will continue to invest in our business to diversify our revenue mix and provide additional catalysts for generating increased profitability, all with the view of creating additional long-term value for our shareholders,” concluded Mr. Thian.

Key Performance Ratios

Net income of $10.4 million for the first quarter of 2019 produced an annualized return on average assets of 1.44%, an annualized return on average tangible common equity of 13.29%, and an annualized return on average equity of 10.98%.  This compares to an annualized return on average assets of 1.35%, an annualized return on average tangible common equity of 12.29%, and an annualized return on average equity of 10.98% for the fourth quarter of 2018.  The efficiency ratio for the first quarter of 2019 was 50.9%, compared to 49.9% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $25.9 million for the first quarter of 2019, compared to $25.6 million for the fourth quarter of 2018.  The $330,000 increase was primarily attributable to a $119.1 million increase in average earning assets, mainly due to a $106.2 million increase in average total loans, partially offset by a $112.7 million increase in interest-bearing liabilities.  Net interest income was slightly impacted by a decrease of 4 basis points in the net interest margin.  Accretion of purchase discounts contributed $1.1 million to net interest income in the first quarter of 2019, compared to $0.9 million in the fourth quarter of 2018. The increase in accretion income was due to loans acquired in the First American merger.

Compared to the first quarter of 2018, net interest income, before provision for loan losses, increased from $16.4 million. The increase was primarily attributable to a $1.2 billion increase in average earning assets, partially offset by a 42 basis point decrease in the net interest margin.

Net interest margin was 3.84% for the first quarter of 2019, a decrease from 3.88% in the fourth quarter of 2018. The decrease was primarily attributable to a 26 basis point increase in the cost of interest bearing liabilities, partially offset by an 18 basis point increase in the yield on average earning assets resulting from higher yields on loans and higher loan discount accretion.  Loan discount accretion contributed 16 basis points to the net interest margin in the first quarter of 2019, compared to 14 basis points in the fourth quarter of 2018.

Noninterest Income

Noninterest income was $4.2 million for the first quarter of 2019, a decrease of $1.3 million from $5.5 million in the fourth quarter of 2018.  In the first quarter, recoveries on loans acquired in business combinations decreased by $1.4 million, service charges, fees and other decreased by $307,000. These were partially offset by the gain on loan sales increase of $97,000 and net loan servicing fees increased by $154,000.

The Company sold $129.8 million in mortgage loans for a net gain of $1.9 million during the quarter ended March 31, 2019, compared to $123.9 million in mortgage loan sales for a net gain of $1.8 million during the quarter ended December 31, 2018. The Company originated $66.2 million in mortgage loans for sale for the quarter ended March 31, 2019, compared with $74.5 million during the quarter ended December 31, 2018.

The Company sold $3.7 million in SBA loans for a net gain of $125,000 during the first quarter of 2019, compared to $7.3 million in SBA loans sold for a net gain of $312,000 during the fourth quarter of 2018.  SBA loan originations for the first quarter were $6.7         million, compared to $9.6 million for the fourth quarter of 2018.

The company sold $8.8 million in commercial real estate loans for a net gain of $154,000 in the first quarter of 2019.  None were sold in the prior quarter or in the first quarter of 2018.

Compared to the first quarter of 2018, noninterest income increased by $1.7 million. The increase was primarily attributable to a $354,000 increase in service charges, fees and other income, an increase of $383,000 increase in gains on sales of loans and an increase of $871,000 in loan servicing fees.

Noninterest Expense

Noninterest expense for the first quarter of 2019 was $15.3 million, compared to $15.5 million for the fourth quarter of 2018.  The decrease was primarily attributable to a $1.0 million decrease in merger related expenses and a $230,000 decrease in legal and professional expenses, partially offset by a $440,000 increase in salaries and employee benefits expenses, a $338,000 increase in occupancy and equipment expenses, and a $157,000 increase in data processing expenses.

Compared to the first quarter of 2018, noninterest expense increased from $8.3 million to $15.3 million. The $7.0 million increase was primarily due to an increase in salaries and employee benefits of $4.2 million, occupancy and equipment expenses of $1.5 million, data processing expenses of $536,000, and amortization of intangibles of $307,000.  The increase in salary expense is attributable to additional staff for expansion and the First American acquisition.  The increase in occupancy expense is mainly due to the First

American acquisition, including the new Roosevelt Avenue location in Flushing, NY and due to our new Irvine location in Orange County, CA.

Income Taxes

The effective tax rate was 27.1%, including the impact of a deduction for stock options exercised in the amount of $133,000. for the three months ended March 31, 2019, 30.6%, including the impact of a deduction for stock options exercised in the amount of $401,000, for the three months ended December 31, 2018, and 15.2% for the three months ended March 31, 2018, which included the impact of a deduction for stock options exercised in the amount of $1.4 million.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.1 billion as of March 31, 2019, a decrease of $21.6 million from December 31, 2018, and an increase of $858.5 million from March 31, 2018.  The decrease in loans held for investment from the end of the prior quarter was primarily due to loan sales, as we reclassified certain loans that were held for investment during the quarter and subsequently sold them for a premium.

Mortgage loans held for sale were $375.4 million as of March 31, 2018, a decrease of $59.1 million from $434.5 million at December 31, 2018.

Deposits

Deposits were $2.2 billion at March 31, 2019, an increase of $40.3 million from December 31, 2018, and an increase of $810.8 million from March 31, 2018. The increase in total deposits from the end of the prior quarter was primarily attributable to a $69.0 million increase in brokered time deposits.  We experienced customers moving funds to time deposits from savings, NOW and money market accounts, given the current outlook for stable interest rates. Those non-maturity deposits decreased by $118.1 million in the quarter. As of March 31, 2019, deposits included $182.8 million in brokered CDs.

Noninterest-bearing deposits decreased $19.8 million to $419.0 million as of March 31, 2019. The decrease was driven by a number of factors, including certain import customers investing in inventory ahead of potential additional tariffs on Chinese imports, as well as other customers drawing on their funds to make investments. Compared to March 31, 2018 noninterest-bearing deposits increased $102.9 million from $316.0 million.

Asset Quality

Nonperforming assets totaled $4.6 million, or 0.16% of total assets at March 31, 2019, compared to $4.4 million, or 0.15%, of total assets at December 31, 2018.  Nonperforming assets consist of Other Real Estate Owned, loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $5.7 million at March 31, 2019, from $4.1 million at December 31, 2018.

In the first quarter of 2019, net recoveries were $109,000, which was for a commercial and industrial loan.  There were no charge-offs in the first quarter.

The Company recorded a provision for loan losses of $550,000 for the first quarter of 2019, which was primarily attributable to the growth in total average loans during the quarter.

The allowance for loan losses totaled $18.2 million, or 0.86% of total loans held for investment at March 31, 2019, compared with $17.6 million, or 0.82%, of total loans at December 31, 2018.

Properties

Our headquarters office is located at 1055 Wilshire Blvd. in Los Angeles, California, and also houses our risk management unit, including compliance and BSA groups, and our single-family residential mortgage group.  With the October 15, 2018, acquisition of First American, we added eight branches and two loan offices in the New York City market. We will close two non-banking offices and one branch in 2019.  We have also opened one additional branch in Flushing, NY in February 2019.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of approximately $3.0 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and in Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and nine branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. PDT/2:00 p.m. EDT on Tuesday, April 23, 2019, to discuss the Company’s first quarter 2019 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 9854556. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 8099618, approximately one hour after the conclusion of the call and will remain available through April 30, 2019.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Assets
Cash and due from banks	$250,675	$147,685	$171,553	$72,788	$53,535
Federal funds sold and other cash equivalents	—	—	—	—	25,000
Total cash and cash equivalents	250,675	147,685	171,553	72,788	78,535
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	58,537	73,762	87,066	61,299	82,848
Investment securities held to maturity	9,449	9,961	9,974	9,986	9,998
Mortgage loans held for sale	375,430	434,522	378,943	281,755	183,391
Loans held for investment	2,120,413	2,142,015	1,381,218	1,284,082	1,261,928
Allowance for loan losses	(18,236)	(17,577)	(16,178)	(14,657)	(13,957)
Net loans held for investment	2,102,177	2,124,438	1,365,040	1,269,425	1,247,971
Premises and equipment, net	17,342	17,307	8,119	7,502	6,687
Federal Home Loan Bank (FHLB) stock	8,899	9,707	7,738	7,738	6,770
Net deferred tax assets	4,389	4,642	7,320	7,089	6,460
Income tax receivable	—	656	1,845	2,170	272
Other real estate owned (OREO)	2,056	1,101	293	293	293
Cash surrender value of life insurance	33,769	33,578	33,380	33,180	32,980
Goodwill	58,383	58,383	29,940	29,940	29,940
Servicing assets	17,288	17,370	6,248	6,134	5,979
Core deposit intangibles	7,212	7,601	1,203	1,280	1,357
Accrued interest and other assets	31,912	32,689	27,577	25,693	21,023
Total assets	$2,978,118	$2,974,002	$2,136,839	$1,816,872	$1,715,104
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$418,953	$438,764	$287,274	$306,362	$316,047
Savings, NOW and money market accounts	480,959	579,247	462,737	424,261	399,892
Time deposits	1,284,428	1,126,030	814,953	693,783	657,565
Total deposits	2,184,340	2,144,041	1,564,964	1,424,406	1,373,504
Reserve for unfunded commitments	639	688	550	483	575
Income tax payable	3,009	—	—	—	1,563
FHLB advances	275,000	319,500	210,000	40,000	—
Subordinated debentures	103,793	103,708	49,637	49,601	49,564
Long-term debt	9,548	9,506	3,492	3,470	3,447
Accrued interest and other liabilities	16,986	21,938	13,198	12,710	10,629
Total liabilities	2,593,315	2,599,381	1,841,841	1,530,670	1,439,282
Shareholders' equity:
Shareholder's equity	385,395	375,887	296,514	287,509	276,862
Non-controlling interest	72	72	—	—	—
Accumulated other comprehensive income (loss) - Net of tax	(664)	(1,338)	(1,516)	(1,307)	(1,040)
Total shareholders' equity	384,803	374,621	294,998	286,202	275,822
Total liabilities and stockholders’ equity	$2,978,118	$2,974,002	$2,136,839	$1,816,872	$1,715,104

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest and dividend income:
Interest and fees on loans	$35,839	$33,829	$19,074
Interest on interest-bearing deposits	468	357	187
Interest on investment securities	588	628	560
Dividend income on FHLB stock	215	265	119
Interest on federal funds sold and other	96	102	237
Total interest income	37,206	35,181	20,177
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,294	1,563	702
Interest on time deposits	5,953	5,098	2,046
Interest on subordinated debentures and other	1,747	1,168	913
Interest on other borrowed funds	2,300	1,771	71
Total interest expense	11,294	9,600	3,732
Net interest income	25,912	25,581	16,445
Provision for loan losses	550	1,889	184
Net interest income after provision for loan losses	25,362	23,692	16,261
Noninterest income:
Service charges, fees and other	820	1,127	466
Gain on sale of loans	2,198	2,101	1,815
Loan servicing fees, net of amortization	840	686	(31)
Recoveries on loans acquired in business combinations	6	1,371	6
Unrealized gain on equity investments	147	—	—
Increase in cash surrender value of life insurance	191	199	199
Gain on sale of securities	—	5	—
	4,202	5,489	2,455
Noninterest expense:
Salaries and employee benefits	9,118	8,678	4,951
Occupancy and equipment expenses	2,252	1,914	791
Data processing	1,009	852	473
Legal and professional	425	655	258
Office expenses	336	330	171
Marketing and business promotion	362	358	203
Insurance and regulatory assessments	298	306	210
Amortization of intangibles	388	340	81
OREO expenses	81	12	7
Merger expenses	71	1,086	—
Other expenses	985	972	1,144
	15,325	15,503	8,289
Income before income taxes	14,239	13,678	10,427
Income tax expense	3,859	4,188	1,580
Net income	$10,380	$9,490	$8,847

Net income per share
Basic	$0.52	$0.49	$0.55
Diluted	$0.51	$0.48	$0.52
Cash Dividends declared per common share	$0.10	$—	$0.08
Weighted-average common shares outstanding
Basic	20,047,716	19,442,080	16,082,895
Diluted	20,436,741	19,927,765	17,162,320

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

		For the three months ended
		March 31, 2019			December 31, 2018			March 31, 2018
		Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)		Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	1	$92,692	$779	3.41%	$65,843	$724	4.36%	$97,741	$543	2.25
Securities (2)
Available for sale	2	68,708	508	3.00	77,899	545	2.78	70,742	477	2.74
Held to maturity	3	9,629	89	3.73	14,444	92	2.54	10,005	92	3.75
Mortgage loans held for sale	4	449,828	5,490	4.95	435,887	5,100	4.64	158,820	1,838	4.69
Loans held for investment: (3)
Real estate	5	1,764,813	24,486	5.63	1,650,917	22,638	5.44	829,971	11,097	5.42
Commercial (4)	6	352,428	5,864	6.75	374,016	6,091	6.46	398,811	6,139	6.24
Total loans		2,117,241	30,350	5.81	2,024,934	28,730	5.63	1,228,782	17,236	5.69
Total earning assets		2,738,098	$37,216	5.51	2,619,008	$35,182	5.33	1,566,090	$20,187	5.23
Noninterest-earning assets		176,813			167,156			102,693
Total assets	7	$2,914,911			$2,786,164			$1,668,783

Interest-bearing liabilities
NOW and money market deposits	8	$413,952	$1,241	1.22%	$480,416	$1,484	1.23%	$360,151	$667	0.75
Savings deposits	9	100,623	53	0.21	93,401	79	0.34	32,648	35	0.44
Time deposits	10	1,139,214	5,953	2.12	1,066,080	5,098	1.90	645,654	2,046	1.29
Total interest-bearing deposits		1,653,789	7,247	1.78	1,639,897	6,661	1.61	1,038,453	2,748	1.07
FHLB short-term advances	11	339,406	2,114	2.53	275,076	1,613	2.33	17,771	71	1.62
Subordinated debentures	13	103,742	1,747	6.83	69,037	1,168	6.71	49,542	849	6.95
Long-term debt	12	9,523	186	7.92	9,446	158	6.64	3,433	64	7.58
Total interest-bearing liabilities		2,106,460	11,294	2.17	1,993,456	9,600	1.91	1,109,199	$3,732	1.36
Noninterest-bearing liabilities
Noninterest-bearing deposits	14	405,190			423,106			277,146
Other noninterest-bearing liabilities	15	19,987			26,690			12,007
Total noninterest-bearing liabilities		425,177			449,796			289,153
Shareholders' equity	16	383,274			342,912			270,430
Total liabilities and shareholders' equity		$2,914,911			$2,786,164			$1,668,783
Net interest income / interest rate spreads			$25,922	3.34%		$25,582	3.42%		$16,455	3.87
Net interest margin				3.84%			3.88%			4.26

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31	December 31,	March 31
	2019	2018	2018
Per share data (common stock)
Earnings
Basic	$0.52	$0.49	$0.55
Diluted	$0.51	$0.48	$0.52
Dividends declared	$0.10	$—	$0.08
Basic, excluding merger expense	$0.52	$0.51	$—
Diluted, excluding merger expense	$0.51	$0.49	$—
Book value	$19.17	$18.73	$16.93
Tangible book value	$15.90	$15.43	$15.01
Weighted average shares outstanding
Basic	20,047,716	19,442,080	16,082,894
Diluted	20,436,741	19,927,765	17,162,319
Shares outstanding at period end	20,073,991	20,000,022	16,288,928
Performance ratios
Return on average assets, annualized	1.44%	1.35%	2.15%
Return on average shareholders' equity, annualized	10.98%	10.98%	13.27%
Return on average tangible common equity, annualized	13.29%	12.29%	15.01%
Noninterest income to average assets, annualized	0.58%	0.78%	0.60%
Noninterest expense to average assets, annualized	2.13%	2.21%	2.02%
Yield on average earning assets	5.51%	5.33%	5.23%
Cost of average deposits	1.43%	1.28%	0.85%
Cost of average interest-bearing deposits	1.78%	1.61%	1.07%
Cost of average interest-bearing liabilities	2.17%	1.91%	1.36%
Accretion on loans to average earning assets	0.16%	0.14%	0.09%
Net interest spread	3.34%	3.42%	3.87%
Net interest margin	3.84%	3.88%	4.26%
Efficiency ratio	50.89%	49.90%	43.85%
Common stock dividend payout ratio	19.31%	0.00%	14.54%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	March 31,	December 31,	March 31,
	2019	2018	2018
Loan to deposit ratio	97.07%	99.91%	91.88%
Core deposits / total deposits	66.79%	72.31%	73.45%
Net non-core funding dependence ratio	22.81%	30.28%	14.63%

Credit Quality Data:
Loans 30-89 days past due	$5,665	$4,133	$2,221
Loans 30-89 days past due to total loans	0.27%	0.19%	0.18%
Nonperforming loans	$2,588	$3,282	$4,465
Nonperforming loans to total loans	0.12%	0.15%	0.35%
Nonperforming assets	$4,642	$4,383	$4,758
Nonperforming assets to total assets	0.16%	0.15%	0.28%
Allowance for loan losses to total loans	0.86%	0.82%	1.11%
Allowance for loan losses to nonperforming loans	704.64%	535.55%	312.60%
Net charge-offs to average loans (for the quarter-to-date period)	-0.02%	0.08%	0.00%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.96%	10.61%	14.54%
Tier 1 leverage ratio	11.61%	11.80%	15.23%
Tier 1 common capital to risk-weighted assets	15.58%	15.28%	17.98%
Tier 1 capital to risk-weighted assets	16.04%	15.74%	18.24%
Total capital to risk-weighted assets	21.99%	21.71%	22.93%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	13.43%	13.66%	14.83%
Tier 1 common capital to risk-weighted assets	18.55%	18.17%	17.75%
Tier 1 capital to risk-weighted assets	18.55%	18.17%	17.75%
Total capital to risk-weighted assets	19.46%	19.07%	18.82%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Quarterly Consolidated Statements of Earnings	2019	2018	2018	2018	2018
Interest income
Loans, including fees	$35,839	$33,829	$23,445	$21,132	$19,074
Investment securities and other	1,367	1,352	1,028	1,152	1,103
Total interest income	37,206	35,181	24,473	22,284	20,177
Interest expense
Deposits	7,247	6,661	4,139	3,408	2,748
Interest on subordinated debentures and other	1,747	1,325	925	920	913
Other borrowings	2,300	1,613	793	129	71
Total interest expense	11,294	9,599	5,857	4,457	3,732
Net interest income before provision for loan losses	25,912	25,582	18,616	17,827	16,445
Provision for loan losses	550	1,890	1,695	700	184
Net interest income after provision for loan losses	25,362	23,692	16,921	17,127	16,261
Noninterest income	4,202	5,489	2,105	2,793	2,455
Noninterest expense	15,325	15,503	8,654	8,191	8,289
Earnings before income taxes	14,239	13,678	10,372	11,729	10,427
Income taxes	3,859	4,188	2,041	2,292	1,580
Net income	$10,380	$9,490	$8,331	$9,437	$8,847
Net income per common share - basic	$0.52	$0.49	$0.50	$0.58	$0.55
Net income per common share - diluted	$0.51	$0.48	$0.48	$0.54	$0.52
Cash dividends declared per common share	$0.10	$—	$0.18	$0.09	$0.08
Cash dividends declared	$2,007	$—	$3,001	$1,470	$1,275
Yield on average assets, annualized	1.41%	1.35%	1.73%	2.18%	2.15%
Yield on average earning assets	5.51%	5.45%	5.40%	5.47%	5.23%
Cost of average deposits	1.43%	1.28%	1.17%	1.01%	0.85%
Cost of average interest-bearing deposits	1.78%	1.61%	1.46%	1.26%	1.07%
Cost of average interest-bearing liabilities	2.17%	1.91%	1.75%	1.53%	1.36%
Accretion on loans to average earning assets	0.16%	0.14%	0.05%	0.23%	0.09%
Net interest margin	3.84%	3.88%	4.11%	4.37%	4.26%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of March 31, 2019		As of December 31, 2018		As of September 30, 2018		As of June 30, 2018		As of March 31, 2018
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$269,493	12.7	$304,084	14.2	$299,817	21.7	$311,186	24.2	$278,394	22.1
SBA	82,571	3.9	84,500	3.9	87,406	6.3	97,142	7.6	114,652	9.1
Construction and land development	125,686	5.9	113,235	5.3	110,710	8.0	94,901	7.4	101,240	8.0
Commercial real estate (1)	756,312	35.7	758,721	35.4	524,174	38.0	492,993	38.4	500,051	39.6
Single-family residential mortgages	885,951	41.8	881,249	41.2	359,111	26.0	287,860	22.4	267,591	21.2
Other loans	400	0.0	226	0.0	—	—	—	—	—	—
Total loans (2)	$2,120,413	100.0	$2,142,015	100.0	$1,381,218	100.0	$1,284,082	100.0	$1,261,928	100.0
Allowance for loan losses	(18,236)		(17,577)		(16,178)		(14,657)		(13,957)
Total loans, net	$2,102,177		$2,124,438		$1,365,040		$1,269,425		$1,247,971

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three months ended
Change in Allowance for Loan Losses	March 31,
(dollars in thousands)	2019	2018
Beginning balance	$17,577	$13,773
Additions to the allowance charged to expense	550	184
Recoveries (charged-off) on loans	109	—
	18,236	13,957
Less loans charged-off	—	—
Ending balance	$18,236	$13,957

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2019 and 2018.

	March 31,
(dollars in thousands, except per share data)	2019	2018
Tangible common equity:
Total shareholders' equity	$384,803	$275,822
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(7,212)	(1,357)
Tangible common equity	$319,208	$244,525
Tangible assets:
Total assets-GAAP	$2,978,118	$1,715,104
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(7,212)	(1,357)
Tangible assets	$2,912,523	$1,683,807
Common shares outstanding	20,073,991	16,288,928
Tangible common equity to tangible assets ratio	10.96%	14.52%
Tangible book value per share	$15.90	$15.01